Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-141808, 333-152904, and 333-170654) of NxStage Medical, Inc., and

(2)
Registration Statements (Form S-8 Nos. 333-130241, 333-141804, 333-149225, 333-158142, 333-160109, 333-176014, 333-196414 and 333-206132) pertaining to the NxStage Medical, Inc. 2005 Stock Incentive Plan, the NxStage Medical, Inc. 2014 Omnibus Incentive Plan, and the NxStage Medical, Inc. 2005 Employee Stock Purchase Plan;

of our reports dated February 16, 2018, with respect to the consolidated financial statements of NxStage Medical,
Inc. and the effectiveness of internal control over financial reporting of NxStage Medical, Inc. included in this
Annual Report (Form 10-K) of NxStage Medical, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 16, 2018